Dated January 24, 2019

Filed Pursuant to Rule 433

Registration Statement No. 333-216768

Supplementing Preliminary Prospectus Supplement Dated

January 24, 2019 and Prospectus Dated March 17, 2017

CubeSmart, L.P.

Pricing Term Sheet

$350,000,000 of 4.375% Senior Notes due 2029

Issuer:	CubeSmart, L.P.
Guarantor:	CubeSmart
Expected Ratings: (Moody’s / S&P)*:	Baa2 (Stable) / BBB (Stable)
Security Type:	Senior Unsecured Notes
Type of Offering:	SEC Registered
Pricing Date:	January 24, 2019
Settlement Date: (T+4)**:	January 30, 2019
Maturity Date:	February 15, 2029
Principal Amount:	$350,000,000
Benchmark Treasury:	UST 3.125% due November 15, 2028
Benchmark Treasury Price / Yield:	103-19/2.705%
Spread to Benchmark Treasury:	+175 bps
Yield to Maturity:	4.455%
Public Offering Price:	99.356% of the principal amount, plus accrued and unpaid interest, if any, from January 30, 2019.
Coupon:	4.375%
Interest Payment Dates:	February 15 and August 15 of each year, beginning August 15, 2019
Optional Redemption:

The Issuer may redeem the notes, in whole or in part, at any time prior to maturity. If the notes are redeemed before November 15, 2028 (the “Par Call Date”), the redemption price will equal the greater of: (i) 100% of the principal amount of the notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any accrued and unpaid interest to the redemption date), assuming the notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis at the applicable treasury rate plus 30 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

If the notes are redeemed on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes then outstanding being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

CUSIP / ISIN:	22966R AE6 / US22966RAE62
Joint Book-Running Managers:	Wells Fargo Securities, LLC, Barclays Capital Inc., Jefferies LLC
Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Regions Securities LLC, U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC, Stifel, Nicolaus & Company, Incorporated

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**T+4 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the succeeding business day will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service or by calling toll-free 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com, by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or by contacting Jefferies LLC, Investment Grade Debt Capital Markets, 520 Madison Avenue, 3rd Floor, New York, NY 10022 or by calling toll-free 1-877-877-0696 or by emailing DCMProspectuses@jefferies.com.